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                                   EXHIBIT 11

                  AVERY DENNISON CORPORATION AND SUBSIDIARIES

                  COMPUTATION OF NET INCOME PER SHARE AMOUNTS

                                               1994        1993        1992
                                           ------------ ----------- -----------
(A) Weighted average number of common
     shares outstanding..................    55,559,318  57,953,287  60,425,531
    Additional common shares issuable
     under employee stock options using
     the treasury stock method...........     1,290,606     776,241     549,674
                                           ------------ ----------- -----------
(B) Weighted average number of common
     shares outstanding assuming the
     exercise of stock options...........    56,849,924  58,729,528  60,975,205
                                           ============ =========== ===========
(C) Net income applicable to common stock  $109,400,000 $84,400,000 $80,100,000
                                           ============ =========== ===========
Net income per share as reported (C / A).         $1.97       $1.46       $1.33
                                                  =====       =====       =====
Net income per share giving effect to the
 exercise of outstanding stock options (C         $1.92       $1.44       $1.31
 / B)....................................         =====       =====       =====